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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE:  Monday, July 31, 1995

CONTACT:  Thomas K. Land                 Madeleine Franco
          Sahara Gaming Corporation      Jordan Richard Assoc.
          702-727-2750                   801-595-8611

    SANTA FE HOTEL INC. COMMENCES REPURCHASE OFFER AND CONSENT SOLICITATION

            LAS VEGAS, NEVADA, July 31, 1995 --- Santa Fe Hotel Inc., a wholly-owned subsidiary of Sahara Gaming Corporation (AMEX:SGM), announced today that on July 28, 1995 it commenced an offer to repurchase and consent solicitation with respect to its 11% First Mortgage Notes Due 2000. Pursuant to the offer to repurchase, Santa Fe Hotel Inc. is offering to purchase for cash up to $2l.5 million principal amount of the Notes, including Notes that may be issued upon exercise of outstanding warrants to acquire additional Notes, at a price of $1,010 per $1,000 principal amount, plus accrued interest. Commencement of the offer to repurchase causes the Warrants to become exercisable until September 11, 1995. The repurchase offer is being made pursuant to the Indenture governing the Notes because a casino in Parkville, Missouri that Santa Fe Hotel Inc. intended to develop was not operating by June 30, 1995.

            As an alternative to the repurchase offer, Santa Fe Hotel Inc. is soliciting consents to amendments to the Indenture to modify the requirements of the repurchase offer. The amendments would permit Santa Fe Hotel Inc. to retain the cash that would otherwise be used to make the repurchase offer and to use the retained cash for certain permitted uses, including the development of a casino hotel in the Green Valley area of Henderson, Nevada. Santa Fe Hotel Inc. is conditioning the consent solicitation upon receipt of consents from the holders of all outstanding Notes other than Notes in the aggregate principal amount of $10 million. In the event holders of more than $10 million of Notes do not consent to the amendments, Santa Fe Hotel Inc. will consummate the repurchase offer. If the consents become effective, Santa Fe Hotel Inc. is offering to pay to each holder of the Notes validly consenting to the amendments a consent payment equal to $15 for each $1,000 principal amount of Notes, and Santa Fe Hotel Inc. will consummate the repurchase offer with respect to up to a maximum $10 million principal amount of Notes. Additionally, if the consents become effective, Sahara Gaming will cause a subsidiary to grant a subordinated security interest for the benefit of the Santa Fe Hotel Inc. noteholders in certain real property on the Las Vegas Strip.

            The offer, solicitation, proration period and withdrawal rights will expire at 5:00 p.m., New York City time, on Friday, August 25, 1995, unless extended. IBJ Schroder Bank & Trust Company is acting as depositary for the offer and solicitation.

            Sahara Gaming Corporation owns and operates the Sahara Hotel & Casino and the Hacienda Hotel and Casino on the Las Vegas Strip, the Santa Fe Hotel and Casino in northwest Las Vegas, and the Pioneer Hotel & Gambling Hall in Laughlin, Nevada.